CANARY MARINADE SOLANA ETF S-1/A

Exhibit 3.3

Delaware	Page 1

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CANARY SOLANA ETF”, CHANGING ITS NAME FROM “CANARY SOLANA ETF” TO “CANARY MARINADE SOLANA ETF”, FILED IN THIS OFFICE ON THE SIXTH DAY OF JUNE, A.D. 2025, AT 4:05 O`CLOCK P.M.

Charuni Patibanda-Sanchez, Secretary of State

5591637 8100	Authentication: 203892831
SR# 20252992639	Date: 06-09-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST OF

CANARY SOLANA ETF

This Certificate of Amendment to Certificate of Trust Canary Solana ETF (the “Trust”) is being duly executed and filed to amend the Certificate of Trust of the Trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.) (the “Act”).

(a)	Name. The name of the Trust whose Certificate of Trust is being amended hereby is Canary Solana ETF.

(b)	Amendment. The Certificate of Trust is hereby amended by changing the name of the trust to Canary Marinade Solana ETF.

(c)	Effective Date: This Certificate of Amendment to Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment to Certificate of Trust in accordance with Section 3811(a)(2) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as trustee of the Trust.

By:
	Name:	Gregory Daniels
	Title:	Vice President

State of Delaware Secretary of State Division of Corporations Delivered 04:05 PM 06/06/2025 FILED 04:05 PM 06/06/2025 SR 20252992639 - File Number 5591637